Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:

Karen Master

Citrix

+1 216 396 4683

Karen.master@citrix.com

Investor Contact:

Traci Tsuchiguchi

Citrix

+1 408 790 8467

Traci.tsuchiguchi@citrix.com

Citrix Elects JD Sherman to Its Board of Directors

FORT LAUDERDALE, Fla. — March 4, 2020 — Citrix Systems, Inc. (Nasdaq: CTXS) today announced the election of JD Sherman to its board of directors, effective immediately.

“We are fortunate to have JD join the Citrix board,” said David Henshall, president and chief executive officer for Citrix. “JD has extensive financial and operations executive experience. He will be a strong advisor for us as we continue to evolve our business.”

Sherman, 54, began his career at IBM where he held numerous finance and planning roles over 15 years. After IBM, Sherman served as chief financial officer at Akamai for 6 years, during which Akamai grew and evolved significantly under his financial leadership. Since 2012, Sherman has served as president and chief operating officer for HubSpot.

Sherman will join the audit committee of the Citrix board and qualifies as an independent director.

Sherman holds a BA in economics from Emory University, and an MBA from the University of Chicago.

About Citrix

Citrix (NASDAQ:CTXS) is powering a better way to work with unified workspace, networking, and analytics solutions that help organizations unlock innovation, engage customers, and boost productivity, without sacrificing security. With Citrix, users get a seamless work experience and IT has a unified platform to secure, manage, and monitor diverse technologies in complex cloud environments. Citrix solutions are in use by more than 400,000 organizations including 98 percent of the Fortune 500.

For Citrix Investors:

This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Those statements involve a number of factors that could cause actual results to differ materially, including risks associated with the impact of the global economy and uncertainty in the IT spending environment, revenue growth and recognition of revenue, products and services, their development and distribution, product demand and pipeline, economic and competitive factors, the Company’s key strategic relationships, acquisition and related integration risks as well as other risks detailed in the Company’s filings with the Securities and Exchange Commission. Citrix assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein. The development, release and timing of any features or functionality described for our products remains at our sole discretion and is subject to change without notice or consultation. The information provided is for informational purposes only and is not a commitment, promise or legal obligation to deliver any material, code or functionality and should not be relied upon in making purchasing decisions or incorporated into any contract.

© 2020 Citrix Systems, Inc. Citrix, the Citrix logo, and other marks appearing herein are the property of Citrix Systems, Inc. and may be registered with the U.S. Patent and Trademark Office and in other countries. All other marks are the property of their respective owners.

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